SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2011

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of
        Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, a Form 8-K was filed to disclose the departure of Bertram L. Scott, President U.S. Commercial Markets, from the Company.  This 8-K summarizes the material terms of the separation agreement between Mr. Scott and Connecticut General Life Insurance Company, a subsidiary of Cigna Corporation, which was executed on December 9, 2011.  The separation agreement includes customary confidentiality, non-solicitation, non-competition, non-disparagement and release provisions.  In addition, the agreement provides for benefits consisting of: (1) payment of one year’s salary; (2) a payout under his annual management incentive arrangement; (3) payouts under his long-term incentive arrangement, consisting of payments of his Strategic Performance Units (SPUs) for the 2009 – 2011 performance period and pro-rated Strategic Performance Shares (SPSs) for the 2010 – 2012 and 2011 – 2013 performance periods; (4) payment in lieu of the value of unvested restricted stock he was previously granted; and (5) miscellaneous insurance and outplacement benefits.  The estimated aggregate value of these benefits is approximately $3.4 million.  This estimate is based upon a payment of SPUs at the target value of $75.00 per SPU and the SPSs valued at $42.61 per SPS, which represents the closing price of a share of Cigna common stock on December 9, 2011.  The actual payment amount and timing of the SPU and SPS awards will be determined by the People Resources Committee of Cigna Corporation’s Board of Directors in accordance with the terms of the Cigna Long-Term Incentive Plan.

A copy of Mr. Scott’s separation agreement is attached hereto as Exhibit 10.1, and the description of that agreement contained herein is qualified in its entirety by reference to the attached document.

Item 9.01                      Financial Statements and Exhibits

(d)  Exhibits.

10.1	Agreement and Release executed December 9, 2011 with Mr. Scott.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: December 13, 2011	By:	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
10.1	Agreement and Release executed December 9, 2011 with Mr. Scott.	Filed herewith.